LianBio Announces Departure of Chief Financial Officer

Shanghai and Princeton, N.J., December 20, 2023 - LianBio (Nasdaq: LIAN), a biotechnology company dedicated to bringing innovative medicines to patients in China and other major Asian markets, today announced that Yi Larson, Chief Financial Officer has resigned from LianBio to pursue other opportunities, effective December 19, 2023.
In connection with her departure, the LianBio Board of Directors has appointed Ehong (Maggie) Gu, current VP, Head of Global Finance, as Interim Chief Financial Officer.
“We are grateful to Yi for her many contributions to strategic initiatives at LianBio and wish her continued success in her next role,” said Konstantin Poukalov, Executive Chairman of the LianBio Board of Directors.
About LianBio
LianBio is a cross-border biotechnology company on a mission to bring transformative medicines to patients in China and other Asian markets. Through partnerships with highly innovative biopharmaceutical companies around the world, LianBio is advancing a diversified portfolio of clinically validated product candidates with the potential to drive new standards of care across oncology, ophthalmology, inflammatory disease and respiratory indications. LianBio is establishing an international infrastructure to position the company as a partner of choice with a platform to provide access to China and other Asian markets. For additional information, please visit the company’s website at www.lianbio.com.
For investor inquiries, please contact:
Elizabeth Anderson, VP Communications and Investor Relations
E: elizabeth.anderson@lianbio.com
T: (646) 655-8390
For media inquiries, please contact:
Katherine Smith, Evoke Canale
E: katherine.smith@evokegroup.com
T: (619) 849-5378